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                                                                                                                 EXHIBIT 11

                       UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
           Computations of Basic Earnings Per Share and Diluted Earnings Per Share

                          For the Five Years Ended December 31, 1997
                       (Millions of Dollars, except per share amounts)

                                                               1997          1996          1995         1994 (1)       1993
Net Income                                               $    1,072    $      906    $      750    $      585    $      487

ESOP Convertible Preferred Stock dividend                       (32)          (30)          (27)          (22)          (43)

Basic earnings for period                                $    1,040    $      876    $      723    $      563    $      444

ESOP Convertible Preferred Stock adjustment                      27            24            21            17            16

Diluted earnings for period                              $    1,067    $      900    $      744    $      580    $      460


Basic average number of shares outstanding during
  the period (thousands)                                    234,443       241,454       245,642       251,077       249,264

Stock awards (thousands)                                      5,878         4,877         2,975         2,630         2,623
ESOP convertable preferred stock (thousands)                 13,234        12,275        10,889         9,285        25,152

Diluted average number of shares outstanding during
  the period (thousands)                                    253,555       258,606       259,506       262,992       277,039


Basic earnings per common share                          $     4.44    $     3.63    $     2.94    $     2.24   $      1.78

Diluted earnings per common share                        $     4.21    $     3.48    $     2.87    $     2.20   $      1.66




(1)  In 1994, the Corporation adopted AICPA Statement of Position (SOP) 93-6, "Employers' Accounting for
     Employee Stock Ownership Plans" and conformed its calculations of earnings per common share to the requirements of this SOP.

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